                                                                   EXIHIBIT 99.7

        Prospectus Supplement

                                  Interests in

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN
                                       and
                      Offering of up to 1,471,384 Shares of

                       PROVIDENT FINANCIAL SERVICES, INC.
                                  Common Stock

        In connection with The Provident Bank's conversion, Provident Financial Services, Inc. is allowing participants in The Provident Bank Employee Savings Incentive Plan (the "Plan") to invest all or a portion of their accounts in the common stock of Provident Financial Services, Inc. Based upon the value of the Plan assets at June 30, 2002, the trustee of the Plan could purchase up to 1,471,384 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trust of the Plan to invest all or a portion of their Plan accounts in the Provident Financial Services, Inc. Stock Fund at the time of the conversion, subject to purchase priorities set forth in the Prospectus.

        The Provident Financial Services, Inc. prospectus, dated _______________ [ ], 2002, is attached to this prospectus supplement. It contains detailed information regarding the conversion of The Provident Bank, Provident Financial Services, Inc. common stock and the financial condition, results of operations and business of The Provident Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

      For a discussion of risks that you should consider, see "Risk Factors" beginning on page __ of the prospectus.

        The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

        The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

        This prospectus supplement may be used only in connection with offers and sales by Provident Financial Services, Inc. of interests or shares of common stock pursuant to the Plan.

No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

        You should rely only on the information contained in this prospectus supplement and the attached prospectus. Provident Financial Services, Inc., The Provident Bank and the Plan have not authorized anyone to provide you with information that is different.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of The Provident Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement incorporated by reference is correct as of any time after the date of this prospectus supplement.

        The date of this Prospectus Supplement is __________[ ], 2002.

                                TABLE OF CONTENTS

THE OFFERING .......................................................................     i
 Securities Offered ................................................................     i
 Election to Purchase Common Stock in the Offering: Priorities .....................     i
 Value of the Plan .................................................................    ii
 Election to Purchase Common Stock in the Conversion of The Provident Bank .........    ii
 Method of Directing Transfer ......................................................   iii
 Time for Directing Transfer .......................................................   iii
 Irrevocability of Transfer Direction ..............................................   iii
 Direction to Purchase Common Stock ................................................   iii
 Nature of a Participant's Interest in the Common Stock ............................    iv
 Voting Rights of Common Stock .....................................................    iv
DESCRIPTION OF THE PLAN ............................................................     1
 Introduction ......................................................................     1
 Eligibility and Participation .....................................................     1
 Contributions Under the Plan ......................................................     1
 Limitations on Contributions ......................................................     2
 Investment of Contributions .......................................................     3
 Performance History ...............................................................     6
 Investment in Common Stock of Provident Financial Services, Inc. ..................     6
 Withdrawals and Distributions from the Plan .......................................     7
 Administration of the Plan ........................................................     9
 The Trustee .......................................................................     9
 Plan Administrator ................................................................     9
 Reports to Plan Participants ......................................................     9
 Amendment and Termination .........................................................     9
 Merger, Consolidation or Transfer .................................................     9
 Federal Income Tax Consequences ...................................................    10
 Additional Employee Retirement Income Security Act ("ERISA") Considerations .......    11
 Securities and Exchange Commission Reporting and Short-Swing Profit Liability .....    11
 Financial Information Regarding Plan Assets .......................................    12
LEGAL OPINION ......................................................................    12

                                  THE OFFERING

SECURITIES OFFERED            Provident Financial Services, Inc. is offering
                              participation interests in The Provident Bank
                              Employee Savings Incentive Plan (the "Plan"). The participation interests represent indirect ownership of Provident Financial Services, Inc.'s common stock through the Plan. Assuming a purchase price of $10 per share, the Plan may acquire up to 1,471,384 shares of Provident Financial Services,
                              Inc. common stock in the offering for the Provident Financial Services, Inc. Stock Fund.
                              Only employees of The Provident Bank and affiliated corporations that have adopted this plan as their own may become participants in the Plan. The common stock of Provident Financial
                              Services, Inc. to be issued hereby is conditioned on the consummation of the conversion. Your investment in the common stock of Provident
                              Financial Services, Inc. through the Plan in the offering is subject to the purchase priorities contained in the plan of conversion of Provident
                              Financial Services, Inc.

                              Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of The Provident Bank is contained in the attached prospectus. The address of the principal executive office of The Provident Bank is 830 Bergen Avenue, Jersey City, NJ 07306-4599.

ELECTION TO PURCHASE          In connection with the conversion and stock
COMMON STOCK IN THE           offering, The Provident Bank is establishing the
OFFERING: PRIORITIES          Provident Financial Services, Inc. Stock Fund as a
                              new investment option under the Plan. You may elect to transfer all or part of your account balances in the Plan to the Provident Financial
                              Services, Inc. Stock Fund, to be used to purchase common stock issued in the offering. All plan participants are eligible to direct a transfer of funds to the Provident Financial Services, Inc.
                              Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion of The Provident Bank, which are (1) eligible account holders, (2) the newly formed employee stock ownership plan of The Provident
                              Bank, and (3) officers, employees and directors of The Provident Bank who are not eligible account holders. An eligible account holder is a depositor at The Provident Bank whose deposit account(s) totaled $50.00 or more on March 31, 2001. If you fall into subscription offering categories (1) or
                              (3) above, you have subscription rights to purchase shares of Provident Financial Services, Inc. common stock in the subscription offering and you may use funds in the Plan account to pay for the shares of Provident Financial Services, Inc.
                              common stock, which you are eligible to purchase.
                              The trustee of
                              the Provident Financial Services, Inc. Stock Fund will, to the extent permitted, purchase common stock in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest bearing account pending the closing of the offering. At the close of the offering, and subject to a determination of whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase.

                              In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of common stock in the offering and any interest your account earned pending investment in common stock will be reinvested in accordance with your then existing investment election (in proportion to your investment direction allocation percentages for new contributions).

                              If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

VALUE OF THE PLAN             As of June 30, 2002, the market value of the
                              assets of the Plan was approximately $14,713,847.
                              The plan administrator informed each participant of the value of his or her account balance under the Plan by regular mail as of July 29, 2002.

ELECTION TO PURCHASE          In connection with the conversion of The Provident
COMMON STOCK IN THE           Bank, the Plan will permit you to direct the
CONVERSION OF THE             trustee to transfer all or part of the funds which
PROVIDENT BANK                represent your current beneficial interest in the
                              assets of the Plan (in increments of $10) to the Provident Financial Services, Inc. Stock Fund. The trustee of the Plan will subscribe for Provident
                              Financial Services, Inc. common stock offered for sale in connection with the conversion of The
                              Provident Bank, in accordance with each
                              participant's direction. The trustee will pay
                              $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

                              If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

METHOD OF DIRECTING           You will receive a Change of Investment Election
TRANSFER                      Form on which you can elect to transfer all or a
                              portion of your account balance in the Plan to the Provident Financial Services, Inc. Stock Fund for the purchase of stock in the offering. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Change of Investment Election Form. If you do not wish to make an election at this time, you do not need to take any action.

TIME FOR DIRECTING TRANSFER   If you wish to purchase common stock with your
                              Plan account balances, you must return your Change of Investment Election Form in a sealed envelope to Joan Parzel, in the Employee Relations
                              Department of The Provident Bank, 830 Bergen
                              Avenue, Jersey City, NJ 07306-4599. Your Change of
                              Investment Election Form must be received by Joan
                              Parzel no later than 12:00 noon on __________, 2002, if you wish to purchase stock in the offering.

IRREVOCABILITY OF TRANSFER    You may not change your special election to
DIRECTION                     transfer amounts credited to your account in the
                              Plan to the Provident Financial Services, Inc.
                              Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds on a daily basis.
                              Once the offering is concluded, you will be able to transfer amounts to and from the Provident
                              Financial Services, Inc. Stock Fund on a daily basis.

DIRECTION TO PURCHASE         You will be able to purchase stock after the
COMMON STOCK                  offering through your investment in the Provident
                              Financial Services, Inc. Stock Fund. You may direct that a certain percentage of your future contributions (but not in excess of 50% of your future contributions) or your account balance in the Plan be transferred to the Provident Financial
                              Services, Inc. Stock Fund. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price.
                              You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Provident
                              Financial Services, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the

                              Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Provident Financial Services, Inc.

NATURE OF A PARTICIPANT'S     The trustee will hold Provident Financial
INTEREST IN THE COMMON        Services, Inc. common stock in the name of the
STOCK                         Plan. The trustee will allocate the shares of
                              Provident Financial Services, Inc. common stock acquired at your direction to your account under the Plan. Your interest in the fund will be reported on your account statement in shares and will be valued daily, assuming the Plan has completed its conversion from quarterly valuation to daily valuation of account balances by the time the offering is concluded. In addition, your account will also be credited with a portion of any cash held in the Provident Financial Services, Inc. Stock Fund. Therefore, earnings on your account will not be affected by the investment designations of other participants in the Plan.

VOTING RIGHTS OF COMMON       The Plan provides that you may direct the trustee
STOCK                         as to how the trustee should vote any shares of
                              Provident Financial Services, Inc. common stock held by the Provident Financial Services, Inc.
                              Stock Fund and credited to your account. If the trustee does not receive your voting instructions, The Provident Bank can direct the trustee to vote your shares in the same manner as the shares of common stock for which instructions were given.
                              All voting instructions will be kept confidential.

                             DESCRIPTION OF THE PLAN

INTRODUCTION

        The Provident Bank (formerly "Provident Savings Bank") originally adopted the Provident Savings Bank Employee Savings Incentive Plan (the "Plan") effective January 1, 1975. The Plan was last amended and restated effective January 1, 1997. The Provident Bank intends that the Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

        The Provident Bank may amend the Plan from time to time in the future to ensure continued compliance with all applicable laws.

        Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. The Provident Bank qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to: Employee Savings Incentive Plan Administrator, The Provident Bank, 830 Bergen Avenue, Jersey City, NJ 07306-4599. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

ELIGIBILITY AND PARTICIPATION

        You are eligible to become a participant in the Plan upon completion of one year of service in which you have completed at least 1,000 hours of service.

        As of June 30, 2002, approximately 512 out of 587 then eligible employees had elected to participate in the Plan.

CONTRIBUTIONS UNDER THE PLAN

        Voluntary After-Tax Employee Contributions. You are permitted, as a participant in the Plan, to defer from 1% to 5% of your compensation (as defined in the Plan) and to have that amount contributed to the Plan on your behalf.

        You may elect to modify the amount contributed to the Plan by filing a new compensation reduction agreement with the Plan administrator in accordance with the procedures established under the Plan.

        Employer Matching Contributions. The Provident Bank may make matching contributions on behalf of each participant. This contribution may change from time to time. The Provident Bank is currently contributing 115% of the total contributions you are presently making to your account.

LIMITATIONS ON CONTRIBUTIONS

        Limitations on Voluntary After-Tax Employee Contributions. For the calendar year beginning January 1, 2002, the amount of your voluntary after-tax employee contributions may not exceed $11,000. For each year thereafter through 2006, this limit will be increased by $1,000 per year (in 2006, the limit will be $15,000). Thereafter, the Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limit are known as excess deferrals.

        If you also participate in the ESOP and annual additions to your accounts in both plans exceed the maximum permissible amount, the plan administrator will reduce the contributions allocated to you under the Plan first, so that the total annual additions do not exceed the maximum permissible amount. If employer contributions and voluntary after-tax employee contributions are both made to the Plan in the year that the excess occurs, voluntary after-tax employee contributions will be reduced before employer contributions.

        Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of voluntary after-tax employee contributions and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of voluntary after-tax employee contributions and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Provident Financial Services, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if The Provident Bank so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of voluntary after-tax employee contributions by highly compensated employees may have to be adjusted.

        Vesting. At all times, you have a fully vested, nonforfeitable interest in your after-tax contribution account. You are also vested in your employer matching contribution account in accordance with the following schedule:

        Vesting Date                                       Vesting Percentage
        ------------                                       ------------------
        End of  the first calendar year following the
         end of the first year of Plan participation               33%
        End of the second calendar year following the
         end of the first year of Plan participation               66%
        End of the third calendar year following the
         end of the first year of Plan participation              100%

         You also become 100% vested in employer matching contributions, if any, made to your account upon your normal retirement age (as defined by the Plan) or termination of employment by reason of death, disability, or termination in accordance with the retirement provision under section 1.18(b) of The Provident Bank Pension Plan. If you terminate employment for reasons other than these, you will forfeit the non-vested portion of your account. Any non-vested employer contributions which are forfeited shall be applied to subsequent employer matching contribution accounts.

INVESTMENT OF CONTRIBUTIONS

        All amounts credited to your accounts under the Plan are held in trust. PW Trust Company has been appointed by The Provident Bank to administer the trust.

        As of June 30, 2002, the Plan offers the following investment choices for your accounts under the Plan:

        Money Market Portfolio. This portfolio seeks to provide current income, liquidity and preservation of capital. The portfolio invests in a variety of money market instruments that have a maturity of one year or less, including U.S. Government securities, certificates of deposit and bankers' acceptances. Commercial paper issued by United States corporations rated A-1 by S&P or P-1 by Moody's at the time of purchase may also be included in the portfolio. Investments may be made in other United States corporate obligations which are rated "A" or better by Moody's or if not rated have comparable quality. To allow for liquidity, investment maturities must not exceed 91 days from the date of purchase; however 20% of the portfolio may be invested in longer term obligations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        GIC Portfolio. This portfolio seeks to offer stability while maximizing current income and provide book value liquidity for individual plan participant withdrawals. The portfolio invests in fixed income securities, primarily insurance and bank investment contracts (together, Guaranteed Investment Contracts - GICs). UBS Global Asset Management manages the fund. UBS Global Asset Management's investment process is a systematic, disciplined approach involving continuous analysis of economic conditions, yield-curve positioning and risk/reward relationships among permissible investment alternatives to create and maintain an optimal portfolio structure. To address the unique aspects of investing in GICs, UBS Global Asset Management conducts a rigorous credit review focusing on five broad areas of analysis: asset quality, asset liquidity, capital adequacy, profitability and management quality. At the time of the purchase, each issuer must have an AA- or equivalent rating from S&P, Moody's or Duff & Phelps. No more than 10% of the portfolio's assets may be invested with any one issuer at the time of purchase. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Balanced Portfolio. This portfolio seeks to exceed the return of the benchmark (i.e., 60% S&P 500 and 40% Lehman Brothers Aggregate Bond Index) over market cycles. Atlanta Capital Management (ACM) believes in investing in a diversified group of quality stocks and bonds at reasonable valuations in light of their expected return and risk. ACM believes the best way to identify these securities is through a combination of economic and company specific research. ACM uses a balanced fund approach that seeks to enhance returns through moderate shifts in asset allocation between stocks and bonds. ACM pursues an active but disciplined process of rebalancing the asset allocation based on its assessment of the risk and return potential for stocks and bonds. Typically, ACM's asset allocation varies no more than 15% plus or minus the benchmark weighting. ACM expects the portfolio to be fully invested, with cash reserves normally less than 10% of the portfolio. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Conservative Equity Portfolio. This portfolio seeks capital appreciation through investment in equity securities of companies believed to be undervalued in the marketplace in relation to factors such as the companies' assets, earnings, growth potential and cash flows. The investment advisor for this portfolio is Oppenheimer Capital. The portfolio uses value-oriented, fundamental bottom-up research analysis in seeking the selection of high-quality businesses which are currently undervalued. These dominant companies are characterized by competitive advantages with significant barriers to entry, sustainable profitability and strong cash flows, capable managements dedicated to shareholders' interests and selling at attractive valuations. Initial stock purchase ideas are generated from meetings with company management, industry experts, competitors, annual reports and 10-K's. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Capital Growth Portfolio. This portfolio seeks to achieve long-term capital growth though investment in stocks with positive earnings momentum. The portfolio invests in large capitalization securities that Montag & Caldwell (M&C) believes have the ability to produce strong earnings growth over the next twelve to eighteen months, and are reasonably priced in the market. M&C's process emphasizes fundamental valuation techniques, which focus on a company's estimated future earnings and dividend growth rates. M&C closely follows 500 companies, which have market capitalizations greater than $3 billion. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Strategic Bond Portfolio. This portfolio seeks to outperform the market as measured by the Lehman Brothers Aggregate Bond Index on an annualized basis over the medium term of three to seven years. The portfolio invests in a diversified range of fixed income securities and their futures or option derivatives while actively seeking the segments of the bond market offering the best total return prospects. Western Asset Management Company's strategy is to focus on four key areas: sector allocation, issue selection, duration exposure and yield curve analysis. This focus on multiple investment strategies attempts to minimize risk while seeking to add value in all areas of the fixed income markets. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Mid-Cap Growth Portfolio. This portfolio seeks to generate a total return in excess of the benchmark (i.e. the Russell Midcap Growth) over a full market cycle or a rolling five-year average. Seneca Capital Management LLC (SCM)'s mid-cap earnings-driven growth strategy employs a disciplined investment process. First a proprietary quantitative screen is used to identify stocks that have the following attributes: positive earnings surprises; earnings acceleration; earnings sustainability; earnings quality; and reasonable valuations. Candidates then undergo fundamental analysis and management assessment. This includes a careful review of a company's financials as well as intense examination of management to determine the quality and motivation of those who run the company. Portfolios generally hold 30-50 stocks. A rigorous sell discipline dictates the sale of any company when earnings disappoint, valuations become extended, loss of confidence in management occurs or a more attractive opportunity manifests itself. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        Overseas Equity Portfolio. This portfolio seeks to invest in equity securities of non-U.S. companies in both mature and emerging economies around the globe. The portfolio invests in a diversified range of stocks outside of the U.S. Investments will be made in stocks of companies which have determinable value, but which are unpopular at the moment - "undervalued" stocks. Brandes selects stocks it believes are selling at a discount to their estimated business value and possess significant potential for superior performance with below-average risk. Brandes focuses on stocks that meet strict value criteria: a large enough price-to-value discrepancy to provide a significant opportunity for appreciation. In addition, the companies generally must have a strong balance sheet and strong cash flow. Weightings to countries are a by-product of the bottom-up stock selection process, not a top-down "allocation," based on an economic outlook or strategy. The portfolio is diversified among many different countries and industries and no one stock investment may exceed 5% of the total value of the portfolio (at cost). An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

        You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by telephone or other electronic medium.

PERFORMANCE HISTORY

        The following table provides performance data with respect to the investment funds available under the Plan:

                                                        COMPOUNDED AVERAGE ANNUAL RETURNS*
                                                               AS OF JUNE 30, 2002
                                      YR. TO DATE    1 YEAR      3 YEARS       5 YEARS     7 YEARS      10 YEARS
                                      -----------    ------      -------       -------     -------      --------
INVESTMENT OPTIONS

Money Market Portfolio ...........        0.75%        2.20%       4.47%        4.77%        4.91%        4.61%

GIC Portfolio ....................        2.43%        5.25%       5.79%        5.88%        5.98%        6.06%

Balanced Portfolio ...............       -8.30%       -9.42%      -1.67%        5.72%       10.13%         N/A

Conservative Equity Portfolio ....       17.29%      -22.63%      -7.30%        1.13%        8.17%        9.17%

Capital Growth Portfolio .........      -14.25%      -15.22%      -9.32%        2.47%       10.87%       12.34%

Strategic Bond Portfolio .........        1.74%        7.51%       7.93%        7.55%        7.71%         N/A

Mid-Cap Growth Portfolio .........      -16.88%      -30.38%      -0.57%        8.98%       12.45%       15.56%

Overseas Equity Portfolio ........       -3.06%       -8.60%       0.52%        7.82%       11.54%       11.71%

----------
* net of investment management fees.

Mutual funds are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, The Federal Reserve Board, or any other government agency. Investment in mutual funds involves risk, including possible loss of principal.

Performance quoted is past performance and is not indicative of future results. Investment return and principal value will fluctuate so that an investors' shares, when redeemed, may be worth more or less than their original cost. Performance figures represent an investment made at the beginning of the reporting period. Results for investments made during the report period will differ. Performance information is taken from sources believed to be reliable, but is not guaranteed as to completeness or accuracy.

INVESTMENT IN COMMON STOCK OF PROVIDENT FINANCIAL SERVICES, INC.

        In connection with the conversion, the Plan now offers the Provident Financial Services, Inc. Stock Fund as an additional choice to these investments options. The Provident Financial Services, Inc. Stock Fund invests primarily in the common stock of Provident Financial Services, Inc. In connection with the conversion, you may direct the trustee to invest up to 100% of your Plan account in the Provident Financial Services, Inc. Stock Fund as a one-time special election. Subsequent to the conversion, you may elect to invest up to 50% of your payroll deductions in the Provident Financial Services, Inc. Stock Fund. Subsequent to the conversion, you may also elect to transfer into the Financial Services, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

        The Provident Financial Services, Inc. Stock Fund consists primarily of investments in the common stock of Provident Financial Services, Inc. made on the effective date of the conversion of The Provident Bank. After the conversion, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Provident Financial Services, Inc. Stock Fund,

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

including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of Provident Financial Services, Inc.

        As of the date of this prospectus supplement, none of the shares of Provident Financial Services, Inc. common stock have been issued or are outstanding and there is no established market for Provident Financial Services, Inc. common stock. Accordingly, there is no record of the historical performance of the Provident Financial Services, Inc. Stock Fund. Performance of the Provident Financial Services, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Provident Financial Services, Inc. and The Provident Bank and market conditions for Provident Financial Services, Inc. common stock generally.

        Investments in the Provident Financial Services, Inc. Stock Fund involve special risks common to investments in the common stock of Provident Financial Services, Inc.

   For a discussion of material risks you should consider, see "Risk Factors"
                beginning on page __ of the attached prospectus.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

        Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with The Provident Bank. A Federal tax penalty equal to 10% of the withdrawal amount that is included in your gross income, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with The Provident Bank or after termination of employment. This penalty would not be imposed on voluntary after-tax employee contributions but would be imposed on earnings on such contributions and on employer contributions and earnings.

        Withdrawals Prior to Termination of Employment. You may withdraw your voluntary after-tax employee contributions and matching contributions from your account once such contributions "mature". Voluntary after-tax employee contributions and matching contributions will mature based on their "class." Beginning December 31, 2000, a new class will commence each December 31st and end the following December 30th. Each class of contributions matures at the end of the third class year following the year in which it begins. For example, contributions made in the class from December 31, 2000 to December 30, 2001, will mature by December 30, 2004. In order to withdraw your voluntary after-tax employee contributions and matching contributions which mature on any December 30th, you must file an election with the plan administrator no later than November 30th of that year.

        You may also elect an in-service withdrawal once in any 12 month period upon 30 days written notice prior to the commencement of any calendar quarter by:

        (i) Electing a withdrawal of your voluntary contribution account. If you make such an election, you may make no further voluntary after-tax employee

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

                contributions until at least 6 months after the effective date of this withdrawal; or

        (ii) Electing a withdrawal of your voluntary after-tax employee contributions and matching employer contributions for which you previously elected deferred distribution or which are 100% vested. If you make such a withdrawal, you may make no further voluntary after-tax employee contributions until an entry date commencing at least 12 months after the effective date of your withdrawal. If you have been a participant for less than 5 years at the time of this election, your withdrawal will be limited to the excess of the sum of your voluntary after-tax employee contributions and matching contributions over the matching contributions made to you in the two years immediately preceding the date of withdrawal.

        You may also withdraw your vested account (including both employer and voluntary after-tax employee contributions) prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have a true financial need before you make a withdrawal.

        Distributions. Payment of your benefits upon your normal or deferred retirement (as defined under the Plan), or your termination due to your disability, death, or for other reasons, shall be made in a single lump-sum payment or in annual installments over a period which may not exceed 10 years (or your estimated life expectancy, if longer). Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is an eligible rollover distribution.

        Distribution Upon Death. If you die before receiving the entire value of your Plan account, your benefits will be paid to your surviving spouse or properly designated beneficiary in a lump sum. If you die while receiving distributions from the Plan before your entire interest is distributed, the remaining distributions will be made to your beneficiary at least as rapidly as under the method selected by you prior to your death.

        Commencement of Benefits. The payment of your benefits will generally commence no later than 60 days after the close of the plan year following the later of your attainment of normal retirement age or the year in which you terminate employment.

        Nonalienation of benefits. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

ADMINISTRATION OF THE PLAN

THE TRUSTEE

        The trustee of the Plan is PW Trust Company. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

PLAN ADMINISTRATOR

        The Provident Bank is the Plan administrator. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

REPORTS TO PLAN PARTICIPANTS

        The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

AMENDMENT AND TERMINATION

        The Provident Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. The Provident Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that The Provident Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

MERGER, CONSOLIDATION OR TRANSFER

        In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

        As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including the following:

        (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; and

        (2) participants pay no current income tax on amounts contributed by the employer on their behalf (except in the case of voluntary after-tax employee contributions); and

        (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        The Provident Bank will administer the Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

        Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under the Plan and all other profit sharing plans, if any, maintained by The Provident Bank. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of voluntary after-tax employee contributions you have made to this Plan and any other profit sharing plans maintained by The Provident Bank, which is included in the distribution.

        Provident Financial Services, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Provident Financial Services, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Provident Financial Services, Inc. common stock; that is, the excess of the value of Provident Financial Services, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Provident Financial Services, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Provident Financial Services, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Provident Financial Services, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Provident Financial Services, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Provident Financial Services, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, also will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

        Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over any eligible roll-over distribution from the Plan, including beginning in 2002, voluntary after-tax employee contributions, to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account. Distributions that would not be considered eligible roll-over distributions would include (i) required minimum distributions made to comply with tax law requirements, (ii) hardship distributions, or (iii) one of a series of distributions made over your life expectancy or over a period of ten years or more.

ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

        As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as The Provident Bank, the Plan administrator, or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

        Because you will be entitled to invest all or a portion of your account balance in the Plan in Provident Financial Services, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

        Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Provident Financial Services, Inc.
Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Provident Financial Services, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date in which a change occurs, or annually on a Form 5 within 45 days after the close of Provident Financial Services, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Provident Financial Services, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Provident Financial Services, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

        In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Provident Financial Services, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Provident Financial Services, Inc.'s common stock resulting from non-exempt purchases and sales of Provident Financial Services, Inc. common stock within any six-month period.

        The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

        Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Provident Financial Services, Inc. stock fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

        Financial information representing the net assets available for Plan benefits at December 30, 2001, is attached to this prospectus supplement.

                                  LEGAL OPINION

        The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to The Provident Bank in connection with Provident Financial Services, Inc.'s stock offering.

                               THE PROVIDENT BANK
                         Employee Savings Incentive Plan

     Statement of Net Assets Available for Benefits as of December 30, 2001

         Assets                                         Dec. 30, 2001